Exhibit 10.9
REALOGY HOLDINGS CORP.
2018 LONG-TERM INCENTIVE PLAN
SPECIAL PERFORMANCE & RETENTION AWARD NOTICE OF GRANT & AWARD AGREEMENT (the “Notice”)
Realogy Holdings Corp. (the “Company”), pursuant to Section 8.1 of the Company’s 2018 Long-Term Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a Special Performance and Retention Award, of which one portion shall be a “Performance Award” and the other portion shall be a “Retention Award,” as set forth in this Notice (the Performance Award and Retention Award, together the “Award”). The Award is subject to all of the terms and conditions set forth herein and in the Award agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference.
In addition, as a condition to receiving this Award, the Participant understands and agrees to be bound by and comply with the restrictive covenants and other provisions set forth in the Participant’s Executive Restrictive Covenant Agreement with the Company (the “Restrictive Covenant Agreement”), a copy of which the Participant acknowledges receipt. The Participant understands and agrees that the Restrictive Covenant Agreement shall survive the grant, vesting or termination of the Award, and any termination of employment of the Participant, and that full compliance with the Restrictive Covenant Agreement is an express condition precedent to (i) the receipt, delivery and vesting of any portion of the Award and (ii) any rights to any payments with respect to the Award.
The Participant acknowledges and agrees that the Award is a special performance and retention award and does not fall within the definition of Base Salary or Incentive Compensation under the Company’s Severance Pay Plan for Executives or Change in Control Plan for Executives.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant (“Notice”) and the Agreement.
Participant:  [NAME]
Grant Date:  August 4, 2020
Performance Period:
Performance Award: September 30, 2020 – September 30, 2022
Retention Award: September 30, 2020 – September 30, 2021
Performance Criteria: See Schedule I to Exhibit A attached hereto
Value:
Performance Award: 100% of Annual Base Salary as in effect on August 4, 2020
Retention Award: 100% of Annual Base Salary as in effect on August 4, 2020
Vesting Date:
Performance Award:  September 30, 2022, subject to determination of achievement of the Performance Criteria set forth on Schedule 1
Retention Award: September 30, 2021

By accepting this Award, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice, including the Restrictive Covenant Agreement. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Plan, this Notice or the Award.
Participant’s Consent Regarding Use of Personal Information. By accepting this Award, the Participant explicitly consents (i) to the use of the Participant’s Personal Information (as defined in Section 6.14 of the Agreement and to the extent permitted by law) for the purpose of implementing, administering and managing the Participant’s Award under the Plan and of being considered for participation in future equity, deferred cash or other award programs (to the extent he/she is eligible under the terms of such plan or program, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her Personal Information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any equity or other award, as described above.
Note: Participants electing to accept this grant via the Fidelity Stock Plan Services Net Benefits OnLine Grant Award Acceptance Process are not required to print and sign this Agreement.
REALOGY HOLDINGS CORP.   PARTICIPANT
By:  By:
Print Name:   Print Name:
Title:

Exhibit A
SPECIAL PERFORMANCE AND RETENTION AWARD AGREEMENT
Pursuant to the Award Notice of Grant (the “Notice”) to which this Award Agreement (this “Agreement”) is attached, Realogy Holdings Corp. (the “Company”) has granted to the Participant, pursuant to Section 8.1 of the Company’s 2018 Long-Term Incentive Plan (the “Plan”), the Special Performance and Retention Award, of which one portion shall be a “Performance Award” and the other portion shall be a “Retention Award,” indicated in the Notice (the Performance Award and Retention Award, together the “Award”). Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I
GENERAL

1.1  Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF AWARD
2.1 Grant of Award. In consideration of the Participant’s past and/or continued employment with or Services to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the “Grant Date”), the Company grants to the Participant the Award as set forth in the Notice, upon the terms and conditions set forth in the Plan and this Agreement, and subject to the Participant’s full compliance at all times with the restrictive covenants and other provisions set forth in the Restrictive Covenant Agreement (as defined in the Notice), which is an express condition precedent to (i) the receipt, delivery and vesting of any portion of the Award and (ii) any rights to any payments with respect to the Award.
2.2 Consideration to the Company. In consideration of the grant of the Award by the Company, the Participant agrees to render Services to the Company or any Affiliate and to comply at all times with the Restrictive Covenant Agreement. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or Service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the Services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.
ARTICLE II
RESTRICTIONS AND RESTRICTION PERIOD
3.1 Restrictions. The Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4.1 below until the Award vests.
3.2 Restricted Period. Subject to Section 3.4, Articles 4 and 5 and Section 6.12 of this Agreement, the Award shall vest on each Vesting Date as set forth in the Notice.
3.3 Settlement of Award. The Award represents the right to receive a cash payment, subject to the fulfillment of the vesting and other conditions set forth in this Agreement. Except as set forth in Sections 3.4, 4.5(b), 5.1(b), 5.1(c), and 6.12 of this Agreement, within a reasonable period of time following the Vesting Date of the Award (and in no event more than 60 days following such Vesting Date), the Company shall pay and transfer to the Participant a cash payment equal to the value of the portion of the Award that vested, subject to the Participant’s full compliance at all times with the Restrictive Covenant Agreement. Any portion of the Performance Award that could have been earned in accordance with the provisions of Schedule 1 that is not earned as of the end of the applicable Performance Period shall be immediately forfeited at the end of the Performance Period. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require the Participant to remit to the

Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning the Participant arising in connection with the Award.
3.4 Set-Off Against Other Retention Awards. The amount paid or payable to the Participant under the Retention Award shall be reduced by any amount paid or payable by the Company or its Affiliates to the Participant under any other cash-based retention, special, bonus or similar award during the applicable Performance Period, regardless of whether such other award(s) was granted pursuant to the Plan, provided that, for the avoidance of doubt, any amounts paid or payable to the Participant under the Company’s Executive Incentive Plan will not be considered a cash-based retention, special, bonus or similar award and the Award will not be reduced by any amount paid under the Company’s Executive Incentive Plan.
3.5 No Rights as a Stockholder. The Award is not an equity interest in the Company and the Participant shall not be or have any of the rights or privileges of a stockholder of the Company with respect to the Award.

3.6 No Dividend or Dividend Equivalents Rights. The Award carries no dividend or dividend equivalent rights related to any cash or other dividend paid by the Company while the Award is outstanding.

3.7 Not Base Salary or Incentive Compensation. The Award is a special performance and retention award and does not fall within the definition of Base Salary or Incentive Compensation under the Company’s Severance Pay Plan for Executives or Change in Control Plan for Executives, any Executive Severance Agreement between the Participant and the Company, or for any other plan or agreement providing for severance pay to Participant.
ARTICLE IV
FORFEITURES
4.1 Termination of Employment. Except as otherwise specifically set forth in this Article IV or Article V, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the date on which the applicable Performance Period for any outstanding Award ends, for any reason, then such Award shall be forfeited to the Company without payment of any consideration by the Company or any of its Affiliates on the date that the Participant is no longer actively employed by or providing Services to the Company or any of its Affiliates and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Award. The Participant will, however, be entitled to receive payment for the applicable Award if the Participant's employment terminates or Services cease after the applicable Performance Period ends but before the Participant's receipt of such payment.
4.2 Clawback of Award. The Award is subject to any clawback or recoupment policies of the Company, as in effect from time to time (including the Company’s Clawback Policy), or as otherwise required by law. In addition, in the event that the Administrator determines in its sole discretion that the Participant has violated the Restrictive Covenant Agreement, the Company may require reimbursement or forfeiture of all or a portion of any proceeds, gains or other economic benefit realized or realizable by the Participant under the Award. Upon such determination any such proceeds, gains or other economic benefit must be paid by the Participant to the Company and any unvested portion of the Award shall immediately terminate and shall be forfeited.
4.3 Termination other than for Cause or for Good Reason.
(a) Performance Award. Except as set forth in Section 5.1 below, in the case where the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the end of the Performance Period, other than for Cause, or the Participant resigns from employment from the Company or any Affiliate with Good Reason, the Participant will be entitled to receive a portion of the Performance Award equal to the value of the Performance Award that would have vested based upon actual performance had the Participant's employment or Services not terminated, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate, which shall be paid in accordance with Section 3.3 above. Any further portion of the Performance Award, to the extent not vested, shall be forfeited to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Performance Award.
(b) Retention Award. In the case where the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the end of the Performance Period or the Participant resigns from employment from the Company or any Affiliate with Good Reason, the Retention Award shall be forfeited on such date to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Retention Award.
4.4 Retirement.
(a) Performance Award. In the case of the Participant’s Retirement on or following the first anniversary of the commencement of the Performance Period, the Participant shall vest in the Performance Award, based upon actual performance had the Participant's employment or Services not terminated, without pro-ration, and shall be paid in accordance with Section 3.3 above.
(b) Retention Award. In the case of the Participant’s Retirement before the end of the Performance Period, the Retention Award shall be forfeited on such date to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Retention Award.
4.5 Death or Disability.
(a) Performance Award. Except as set forth in Section 5.1 below, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior the end of the Performance Period on account of death or Disability, the Participant will be entitled to receive a portion of the Performance Award equal to the value of the Performance Award that would have vested based upon actual performance had the Participant's employment or Services not terminated, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate and shall be paid in accordance with Section 3.3 above.
(b) Retention Award. If the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate on account of death or Disability, the Retention Award, to the extent not vested, shall become fully vested upon such termination of employment or Services.
ARTICLE V
CHANGE IN CONTROL
5.1 Change in Control. In the event of a Change in Control:
(a) The Performance Award shall, immediately prior to the Change in Control, cease to be subject to the achievement of the Performance Criteria and vest in full at the end of the Performance Period provided the Participant is employed by or is providing Services to the Company or any Affiliate on such date and fully complies at all times with the Restrictive Covenants Agreement, subject to Sections 5.1(b) and 5.1(c).
(b) With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that during the twenty-four (24) month period following such Change in Control the Participant’s employment or Service is terminated:
(i) without Cause by the Company or any Affiliate or the Participant resigns from employment or Service from the Company or any Affiliate with Good Reason, (i) the restrictions, payment conditions, and forfeiture conditions applicable to such Award shall lapse

(but, the Participant’s obligations under the Restrictive Covenant Agreement and this Agreement shall not lapse), and (ii) such Award, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate, shall become fully vested and payable within ten (10) days following such termination of employment or Services; or
(ii) on account of Retirement, death or Disability, each outstanding Award shall be treated in accordance with Section 4.4 and 4.5, as applicable, except that, such Award shall be payable within ten (10) days following such termination of employment or Services, provided that the Participant fully complies at all times with the Restrictive Covenant Agreement.
(c) With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, except as would result in the imposition of additional taxes and penalties under Section 409A of the Code, immediately upon the occurrence of the Change in Control, (i) the restrictions, payment conditions, and forfeiture conditions applicable to such Award granted shall lapse (but, the Participant’s obligations under the Restrictive Covenant Agreement and this Agreement shall not lapse), and (ii) such Award shall become fully vested and payable within ten (10) days following the Change in Control.
5.2 Assumption/Substitution. For purposes of Section 5.1, the Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that the Performance Award shall no longer be subject to the achievement of the Performance Criteria.
ARTICLE VI
MISCELLANEOUS
6.1 Administration. The Administrator shall have the power to interpret the Plan, the Restrictive Covenant Agreement and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Award.
6.2 Restrictions on Transfer. Any unvested portion of an Award may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
6.3 Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any unvested portion of the Award by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said unvested Award on its books or otherwise, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.4 Termination of Employment or Service/Breach of the Restrictive Covenant Agreement. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or Service, including without limitation, whether a termination has occurred, whether any termination resulted from a discharge for Cause and whether any particular leave of absence constitutes a termination, as well as whether the Participant has fully complied with the Restrictive Covenant Agreement for purposes of this Agreement.
6.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Human Resources Officer at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant’s last address reflected on the Company’s records.

6.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.8 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.
6.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
6.10 Unfunded Status of Awards. With respect to any payments not yet made to the Participant pursuant to the Plan, including this Award, nothing contained in the Plan, the Notice, the Restrictive Covenant Agreement or this Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
6.11 Entire Agreement. The Plan, the Notice, the Restrictive Covenant Agreement and this Agreement (including all Schedules and Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
6.12 Certain Tax Treatment. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Company and the Participant, or any incentive or retention arrangement or plan offered by the Company), in the event that the amount or benefit paid or distributed to the Participant pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to the Participant by the Company or any Affiliate (the “Total Payments”) would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”), and would thereby subject the Participant to any excise tax imposed under Section 4999 of the Code or any successor provision thereto (an “Excise Tax”), the provisions of this Section 6.12 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Total Payment exceeds the amount which can be paid to the Participant without Participant incurring an Excise Tax, then, solely to the extent that the Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax, as determined by a nationally recognized accounting firm designated by the Company prior to the occurrence of the Change in Control, the amounts payable to Participant under this Agreement (or any other agreement by and between the Participant and Company or any of its Affiliates or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax. In the event a Participant receives reduced payments and benefits as a result of application of this Section 6.12, the Participant shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and the Participant or any incentive or retention arrangement or plan offered by the Company) shall be received in connection with the application of the reduced payments, subject to the following sentence. Reduction shall be made in the following order: (i) at the discretion of the Participant, payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code, (ii) payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first, (iii) at the discretion of the Participant, payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code and (iv) payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first.

6.13 Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s death). The Company makes no representation that any or all of the payments described in this Agreement and the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
6.14 Disclosure Regarding Use of Personal Information.
(a) Definition and Use of “Personal Information”. In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, the Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment. The “Personal Information” the Company may collect, process, store and transfer for the purposes outlined above may include the Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and the Participant’s beneficiaries and contact information. The Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.
(b) Use, Transfer, Storage and Processing of Personal Information. The use, transfer, storage and processing of Personal Information electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. To the extent permitted by law, Personal Information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the entity that employs (or any entity that has employed) the Participant from the Participant’s country of employment to the Company (or its Affiliates or Subsidiaries) and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to the Participant’s Personal Information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Administrator; (v) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant’s Personal Information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.
ARTICLE VII
DEFINITIONS
Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
7.1 “Disability” shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.
7.2  “Retirement” shall mean a “separation from service” (within the meaning of Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. The Participant attains eligibility for Retirement upon the earlier of (a) age 65 or (b) age 55 with at least ten (10) whole years of consecutive Service starting from the Participant’s most recent hire date with the Company and all Affiliates. For the avoidance of doubt, the phrase “consecutive service” in the preceding sentence shall not include time spent by the Participant:
(a) as a consultant or advisor to the Company or its Affiliates following a “separation from service” within the meaning of Section 409A of the Code;
(b) engaged as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands; or
(c) employed with or providing services to any business acquired by the Company or any Affiliate prior to the time such business was acquired by the Company or any Affiliate or employed with or providing services to any business after the time such business was divested by the Company or any Affiliate.
7.3 “Service” or “Services” shall mean services performed by the Participant for the Company or its Affiliates as an Employee, consultant or advisor, provided that services performed by the Participant in the capacity as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands shall not constitute Service.